CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of American Pension Investors Trust, and to the use of our report dated March 30, 2022 on the financial statements and financial highlights of Yorktown Growth Fund, Yorktown Capital Appreciation Fund, Yorktown Multi-Sector Bond Fund, Yorktown Short Term Bond Fund, Yorktown Master Allocation Fund, and Yorktown Small Cap Fund, each a series of shares of beneficial interest in American Pension Investors Trust. Such financial statements and financial highlights appear in the January 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

BBD, LLP

Philadelphia, Pennsylvania

May 25, 2023